Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FIRST QUARTER

2023 RESULTS

— Rental Income Grew 7.0% Year-over-Year —

GREAT NECK, New York, May 4, 2023 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended March 31, 2023.

“We are pleased that the work we have undertaken the past few years to transform our holdings toward owning a greater percentage of industrial properties is contributing in a positive manner” stated One Liberty’s President and Chief Executive Officer, Patrick J. Callan, Jr. “We are also proud that our portfolio produced 7.0% growth in rental income for the first quarter of 2023 in a challenging macro-economic environment marked by rising rates. As we move forward, we remain focused on adding to our growth in a disciplined manner and continuing to selectively monetize assets where we can realize strong gains or that we believe have reached their full potential.”

Operating Results:

Rental income grew 7.0% to $23.0 million in the first quarter of 2023 from $21.5 million in the first quarter of 2022. This growth is due primarily to increases in rental income from same store properties and to a lesser extent, the net benefit of select acquisitions and dispositions.

Total operating expenses were $14.4 million in the first quarter of 2023 compared to $13.4 million for the first quarter of 2022. The change is primarily due to the properties acquired in 2022 and the related increases in real estate and depreciation and amortization expense.

Net income attributable to One Liberty in the first quarter of 2023 was $5.4 million, or $0.25 per diluted share, compared to $9.3 million, or $0.44 per diluted share, in the first quarter of 2022. Net income for the 2023 quarter includes a $1.5 million, or $0.07 per diluted share, gain-on-sale of real estate. Net income for the 2022 quarter includes a $4.6 million, or $0.22 per diluted share, gain on sale of real estate, and a $918,000, or $0.04, per share, insurance recovery.

Funds from Operations, or FFO1, was $10.1 million, or $0.47 per diluted share, for the first quarter of 2023, compared to $10.6 million, or $0.50 per diluted share, in the first quarter of 2022. The decrease is due primarily to the inclusion, in the 2022 quarter, of the $918,000 of insurance recovery and increases, in the 2023 quarter, in operating and interest expense; the decrease in FFO was offset by an increase in rental income.

Adjusted Funds from Operations, or AFFO, was $10.8 million, or $0.50 per diluted share, for the quarter ended March 31, 2023, compared to $10.7 million, or $0.50 per diluted share, for the corresponding quarter in the prior year. The change in AFFO is due to the factors contributing to the changes in FFO excluding the impact of the insurance recovery and straight-line rent accruals.

1.	A description and reconciliation of non-GAAP financial measures (i.e., FFO and AFFO) to GAAP financial measures is presented later in this release.

Dispositions:

In February 2023, the Company sold a restaurant property located in Hauppauge, New York for $4.1 million and recognized a $1.5 million gain. This property contributed $55,000 of rental income and $19,000 of depreciation in the three months ended March 31, 2022. The Company used the net proceeds from the sale to reduce the outstanding balance on its credit facility.

Balance Sheet:

At March 31, 2023, the Company had $7.0 million of cash and cash equivalents, total assets of $771.1 million, total debt of $417.8 million, and total One Liberty Properties, Inc. stockholders’ equity of $313.7 million.

At May 1, 2023, One Liberty’s available liquidity was $87.9 million, including $7.9 million of cash and cash equivalents (including the credit facility’s required $3.0 million average deposit maintenance balance) and $80.0 million available under the facility. The credit facility is currently available for the acquisition of commercial real estate, repayment of mortgage debt, and up to $31.5 million is available for renovation and operating expense purposes.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. In computing FFO, management does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting from income additional rent from ground lease tenant, income on settlement of litigation, income on insurance recoveries from casualties, lease termination and assignment fees, and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures), debt prepayment costs and amortization of lease incentives and mortgage intangible assets. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO varies from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be considered an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows from operating, investing or financing activities as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Forward looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Information regarding important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the reports filed with the Securities and Exchange Commission thereafter; in particular, the sections of such reports entitled “Cautionary Note Regarding Forward Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included therein. In addition, estimates of rental income for 2023 exclude any related variable rent, anticipated property purchases and/or sales may not be completed during the period indicated or at all, and estimates of gains from property sales are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial and retail properties. Many of these properties are subject to long-term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

(23/olp press release/OLP Q1 Earnings 2023 Rev 2)

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	(Unaudited) March 31,	December 31,
	2023	2022

ASSETS
Real estate investments, at cost	$872,604	$879,596
Accumulated depreciation	(175,153)	(173,143)
Real estate investments, net	697,451	706,453

Property held-for-sale	2,783	—
Investment in unconsolidated joint ventures	10,484	10,400
Cash and cash equivalents	7,016	6,718
Unbilled rent receivable	16,710	16,079
Unamortized intangible lease assets, net	18,541	19,841
Other assets	18,158	23,764
Total assets	$771,143	$783,255

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$406,946	$405,162
Line of credit-outstanding, net of $686 and $732 of deferred financing costs, respectively	10,814	21,068
Unamortized intangible lease liabilities, net	10,824	11,125
Other liabilities	27,858	28,963
Total liabilities	456,442	466,318

Total One Liberty Properties, Inc. stockholders' equity	313,716	315,965
Non-controlling interests in consolidated joint ventures	985	972
Total equity	314,701	316,937
Total liabilities and equity	$771,143	$783,255

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues:
Rental income, net	$22,952	$21,531
Lease termination fees	-	25
Total revenues	22,952	21,556

Operating expenses:
Depreciation and amortization	6,145	5,843
General and administrative	4,039	3,792
Real estate expenses	4,124	3,687
State taxes	68	74
Total operating expenses	14,376	13,396

Other operating income
Gain on sale of real estate, net	1,534	4,649
Operating income	10,110	12,809

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	85	116
Other income	15	926
Interest:
Expense	(4,600)	(4,306)
Amortization of deferred financing costs	(202)	(205)

Net income	5,408	9,340
Net income attributable to non-controlling interests	(22)	(17)

Net income attributable to One Liberty Properties, Inc.	$5,386	$9,323

Net income per share attributable to common stockholders-diluted	$0.25	$0.44

Funds from operations - Note 1	$10,113	$10,635
Funds from operations per common share-diluted - Note 2	$0.47	$0.50

Adjusted funds from operations - Note 1	$10,803	$10,654
Adjusted funds from operations per common share-diluted - Note 2	$0.50	$0.50

Weighted average number of common shares outstanding:
Basic	20,514	20,379
Diluted	20,579	20,541

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$5,386	$9,323
Add: depreciation and amortization of properties	5,969	5,725
Add: our share of depreciation and amortization of unconsolidated joint ventures	130	130
Add: amortization of deferred leasing costs	176	118
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	4	5
Deduct: gain on sale of real estate, net	(1,534)	(4,649)
Adjustments for non-controlling interests	(18)	(17)
NAREIT funds from operations applicable to common stock	10,113	10,635

Deduct: straight-line rent accruals and amortization of lease intangibles	(893)	(567)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(5)	(8)
Deduct: income on insurance recovery from casualty loss	-	(918)
Deduct: lease termination fee income	-	(25)
Add: amortization of restricted stock and RSU compensation	1,328	1,325
Add: amortization of deferred financing costs	202	205
Add: amortization of lease incentives	31	-
Add: amortization of mortgage intangible asset	23	-
Add: our share of amortization of deferred financing costs of unconsolidated joint ventures	4	4
Adjustments for non-controlling interests	-	3
Adjusted funds from operations applicable to common stock	$10,803	$10,654

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.25	$0.44
Add: depreciation and amortization of properties	0.27	0.26
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01
Add: amortization of deferred leasing costs	0.01	0.01
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	-	-
Deduct: gain on sale of real estate, net	(0.07)	(0.22)
Adjustments for non-controlling interests	-	-
NAREIT funds from operations per share of common stock-diluted (a)	0.47	0.50

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.04)	(0.03)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	-	-
Deduct: income on insurance recovery from casualty loss	-	(0.04)
Deduct: lease termination fee income	-	-
Add: amortization of restricted stock and RSU compensation	0.06	0.06
Add: amortization of deferred financing costs	0.01	0.01
Add: amortization of lease incentives	-	-
Add: amortization of mortgage intangible asset	-	-
Add: our share of amortization of deferred financing costs of unconsolidated joint ventures	-	-
Adjustments for non-controlling interests	-	-
Adjusted funds from operations per share of common stock-diluted (a)	$0.50	$0.50

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.